150103

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	20160566225-45
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 12/29/2016 8:00 AM
	Entity Number E0409522012-3

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

Artec Global Media, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

1. Designation and Amount; Designated Holder.
Of the 10,000,000 shares of the Company's authorized Preferred Stock, $0.001 par value per share, one (1) share is designated as "Series X Preferred Stock," with the rights and preferences set forth below. Only one person or entity is entitled to be designated as the owner of all of the Series X Preferred Stock (the "Holder"), in whose name the initial certificates representing the Series X Preferred Stock shall be issued. Any transfer of the Series X Preferred Stock to a different Holder must be approved in advance by the Corporation; provided, however, the Holder shall have the right to transfer the Series X Preferred Stock, or any portion thereof, to any affiliate of Holder without the approval of the Corporation.

(Please refer to the attached document for the remaining provisions.)

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X /s/ A. Stone Douglass

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

CERTIFICATE OF DESIGNATION,
PREFERENCES AND RIGHTS
OF
SERIES X PREFERRED STOCK
OF
ARTEC GLOBAL MEDIA, INC.

Pursuant to Section 78.196 of the Nevada Revised Statutes

ARTEC GLOBAL MEDIA, INC., a corporation organized and existing under and by virtue of the laws of the State of Nevada (the "Corporation"), in accordance with the provisions of Section 78.196 of the Nevada Revised Statutes,

DOES HEREBY CERTIFY:

That pursuant to the authority conferred upon the Board of Directors (the "Board") of the Corporation by the Articles of Incorporation, as amended, of the Corporation, the Board of Directors, at a meeting held on December 28, 2016, adopted the following resolution:

RESOLVED, that pursuant to the authority granted to the Board of Directors by the Articles of Incorporation, as amended (the "Articles"), the Board of Directors hereby authorizes the creation (using a portion of the ten million (10,000,000) authorized but unissued shares of blank check preferred stock, par value $0.001 per share, of the Corporation) of a series of one (1) share of Preferred Stock, par value $0.001 per share, designated as "Series X Preferred Stock", and hereby fixes the following designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such Series X Preferred Stock:

1. **Designation and Amount; Designated Holder**. Of the 10,000,000 shares of the Company's authorized Preferred Stock, $0.001 par value per share, one (1) share is designated as "Series X Preferred Stock," with the rights and preferences set forth below. Only one person or entity is entitled to be designated as the owner of all of the Series X Preferred Stock (the "Holder"), in whose name the initial certificates representing the Series X Preferred Stock shall be issued. Any transfer of the Series X Preferred Stock to a different Holder must be approved in advance by the Corporation; provided, however, the Holder shall have the right to transfer the Series X Preferred Stock, or any portion thereof, to any affiliate of Holder without the approval of the Corporation.

2. **Dividends; Distribution and Liquidation Rights**. The Holder of the Series X Preferred Stock will not be entitled to participate with the holders of Common Stock (defined below) in any dividends or distributions. The Series X Preferred Stock shall not participate in the distribution of any asset or property of the Corporation upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

3. **Voting Rights**. Solely upon the occurrence and continuation of an Event of Default (as defined in the Senior Secured Revolving Credit Facility Agreement, dated as of May 31, 2015 and made effective as of December 24, 2015, by and among the Corporation and TCA Global Credit Master Fund, LP (the "Credit Agreement")) the Holder shall be entitled to vote on all matters subject to a vote or written consent of the holders of the Corporation's common stock, par value $0.001 per share ("Common Stock"). In the event the Holder of Series X Preferred Stock is so entitled to vote, the share of Series X Preferred Stock held thereby shall be entitled to that number of votes equal to the number of issued and

outstanding shares of Common Stock and all other securities, as of any such date of determination, on a fully diluted basis, *plus* one (1) vote, it being the intention that the Holder shall have effective voting control of the Corporation, on a fully diluted basis. Holder shall be entitled to vote on an as converted basis, together with the holders of Common Stock.

(a) The Corporation shall not amend, alter, change or repeal the preferences, privileges, special rights or other powers of the Series X Preferred Stock so as to adversely affect the Series X Preferred Stock, without the written consent of the Holder.

(b) So long as shares of Series X Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of Holder: (i) dissolve the Corporation or effectuate a liquidation; (ii) alter, amend, or repeal the Articles of Incorporation of the Corporation; (iii) agree to any provision in any agreement that would impose any restriction on the Corporation's ability to honor the exercise of any rights of the Holder of the Series X Preferred Stock; (iv) do any act or thing not authorized or contemplated by this Certificate of Designation which would result in taxation of the Holder of shares of the Series X Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended); or (v) issue any Senior Securities.

4. **Rights Subject to Credit Agreement**. The Series X Preferred Stock is being issued to Holder in connection with the Credit Agreement and shall be subject to all applicable terms and conditions of the Credit Agreement and the documents and agreements executed and delivered by the Corporation in connection therewith (collectively, the "Loan Documents").

5. **Severability**. If any right, preference or limitation of the Series X Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule, law or public policy, all other rights, preferences and limitations set forth herein that can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall nevertheless remain in full force and effect, and no right, preference or limitation herein shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

6. **Amendment and Waiver**. This Certificate of Designation shall not be amended, either directly or indirectly or through merger or consolidation with another entity, in any manner that would alter or change the powers, preferences or special rights of the Series X Preferred Stock so as to affect them materially and adversely without the consent of the Holder. Subject to the preceding sentence, any amendment, modification or waiver of any of the terms or provisions of the Series X Preferred Stock shall be binding upon the Holder.

7. **Replacement**. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered Holder shall be satisfactory) of the ownership and the loss, theft, destruction, or mutilation of any certificate evidencing shares of Series X Preferred Stock, and in the case of any such loss, theft or destruction upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the Holder is a financial institution or other institutional investor its own agreement shall be satisfactory) or in the case of any such mutilation upon surrender of such certificate, the Corporation, at its expense, shall execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such Series represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

8. **Notices**. Any notice required by the provisions of this Certificate of Designation shall be given in accordance with the terms of the Credit Agreement.

9. **Cumulative Remedies**. Nothing contained in this Certificate of Designations shall prohibit, prevent, or otherwise preclude Holder from enforcing the Credit Agreement and other "Loan Documents" (as defined in the Credit Agreement) and its rights and remedies thereunder, through any and all other rights and remedies available to Holder under the Credit Agreement and all other Loan Documents, it being acknowledged by the Corporation that the rights to vote the Series X Preferred Stock in accordance with the terms hereof are in addition to all other rights and remedies available to Holder under the Credit Agreement and other Loan Documents.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Certificate of Designation has been signed on this 28th day of December 2016, and the signature of the undersigned shall constitute the affirmation and acknowledgement of the undersigned that this Certificate of Designation is the act of the undersigned and that the facts stated in this Certificate of Designation are true.

ARTEC GLOBAL MEDIA, INC.

By: /s/ A. Stone Douglass
A. Stone Douglass
Authorized Signatory